Exhibit 99.1

               Cirrus Logic Provides Update on Stock Option Review


     AUSTIN, Texas--(BUSINESS WIRE)--Nov. 2, 2006--As a result of an on-going voluntary review of its historical stock option grant practices, Cirrus Logic Inc. (Nasdaq:CRUS) today announced that it has filed with the United States Securities and Exchange Commission (the "SEC") a Form 12b-25 indicating that it will not be able to file its Form 10-Q for its second fiscal quarter on or before the fifth calendar day following the prescribed due date under SEC rules.

     As previously announced, Cirrus Logic's Board of Directors has formed a Special Committee to voluntarily review the company's historical stock option granting practices and related accounting matters. Although the timeframe for completing the Special Committee's internal review is uncertain, Cirrus Logic remains committed to resolving these issues as quickly as possible. The company plans to file its form 10-Q for the second quarter of fiscal year 2007 as soon as practicable following the conclusion of the Special Committee's review.

     Cirrus Logic, Inc.

     Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

     Safe Harbor Statement

     Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including our expectations with regards to the Company's on-going review of historical stock option granting practices and related accounting matters. In some cases, forward-looking statements are identified by words such as we "expect," "anticipate," "target," "project," "believe," "goals," "estimates," and "intend," variations of these types of words and similar expressions are intended to identify these forward-looking statements. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the timing and outcome of the Special Committee's review, the conclusions of the Special Committee resulting from that review, any adverse tax or accounting adjustments resulting from the review, and the risk factors listed in our Form 10-K for the year ended March 25, 2006, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov.

     Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.


     CONTACT: Cirrus Logic Inc., Austin
              Investor Contact:
              Thurman K. Case, 512-851-4000
              Acting Chief Financial Officer
              InvestorRelations@cirrus.com